Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley - Sr. Vice President-Finance
Dover, Delaware, October 25, 2007	(302) 883-6530

DOVER MOTORSPORTS, INC. REPORTS RESULTS FOR

THE THIRD QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the third quarter and nine months ended September 30, 2007.

For the quarter ended September 30, 2007, revenues were $40,951,000 compared with $42,441,000 in the comparable quarter of 2006. The Company promoted a total of seven major motorsports events in the third quarter of each year. As previously reported, broadcast rights fees from the new industry-wide TV contract with NASCAR decreased in 2007 by 10% and represented substantially all of the decrease in revenue during the third quarter.

Operating and marketing expenses increased modestly to $24,398,000 for the quarter ended September 30, 2007 compared with $24,095,000 in the comparable quarter of 2006. General and administrative expenses decreased by 5% in the third quarter of 2007 to $3,062,000 compared with $3,224,000 in the prior year.

Depreciation and amortization expense decreased by $776,000 in the third quarter of 2007, primarily due to the impact of an impairment charge recorded in the prior year, which reduced the carrying value of the depreciable assets of the Company’s midwest facilities.

Net interest expense was $1,121,000 in the third quarter of 2007, or $186,000 higher than in the third quarter of 2006, primarily due to the recording of an accrual $181,000 of interest expense in accordance with FIN 48.

For the quarter ended September 30, 2007, earnings before income taxes were $10,754,000 compared with a loss of $52,823,000 last year, which included impairment charges of $64,618,000. Net earnings were $5,187,000 or $.14 per diluted share in the third quarter of 2007.

The Company’s cash flow from operations for the first nine months of the year was $9,203,000 compared with $14,172,000 in the prior year. At September 30, 2007, long-term indebtedness (including current portion) was $47,708,000, compared with $47,905,000 that was outstanding a year earlier.

Capital spending was $10,012,000 for the nine-month period ended September 30, 2007 compared with $2,970,000 in the same period of the prior year. The 2007 additions related primarily to new skybox suites and the renovation and expansion of other fan amenities at Dover International Speedway. The Company expects to spend less than $1,000,000 in capital during the remainder of 2007.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Gateway International Raceway near St. Louis, Missouri; Memphis Motorsports Park in Memphis, Tennessee; and Nashville Superspeedway near Nashville, Tennessee. For further information log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Admissions	$17,127	$17,437	$32,974	$34,135
Event-related	11,761	11,497	23,039	24,304
Broadcasting	12,051	13,453	26,563	29,697
Other	12	54	63	109

	40,951	42,441	82,639	88,245

Expenses:
Operating and marketing	24,398	24,095	50,572	49,585
Impairment charges	—	64,618	—	64,618
General and administrative	3,062	3,224	9,368	9,416
Depreciation and amortization	1,616	2,392	4,710	7,172

	29,076	94,329	64,650	130,791

Operating earnings (loss)	11,875	(51,888)	17,989	(42,546)

Interest income	32	28	107	51
Interest expense	(1,153)	(963)	(3,155)	(3,249)

Earnings (loss) before income tax (expense) benefit	10,754	(52,823)	14,941	(45,744)

Income tax (expense) benefit	(5,567)	18,348	(7,721)	15,205

Net earnings (loss)	$5,187	$(34,475)	$7,220	$(30,539)

Net earnings (loss) per common share:
Basic	$0.14	$(0.96)	$0.20	$(0.85)

Diluted	$0.14	$(0.96)	$0.20	$(0.85)

Weighted average shares outstanding:
Basic	35,879	36,003	35,874	36,033
Diluted	36,041	36,003	35,989	36,033

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2007	September 30, 2006	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$1,070	$1,193	$298
Accounts receivable	10,649	11,286	2,935
Inventories	216	299	244
Prepaid expenses and other	1,766	1,765	1,808
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	9
Deferred income taxes	205	411	193

Total current assets	13,906	14,954	5,487

Property and equipment, net	157,854	154,704	152,502
Restricted cash	4,068	4,215	3,684
Other assets, net	1,079	985	1,261

Total assets	$176,907	$174,858	$162,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,089	$3,699	$1,938
Accrued liabilities	5,706	6,220	3,400
Payable to Dover Downs Gaming & Entertainment, Inc.	17	32	—
Income taxes payable	3,254	2,086	478
Current portion of bonds payable	—	695	695
Deferred revenue	4,639	4,903	10,008
Current liabilities of discontinued operation	—	103	—

Total current liabilities	16,705	17,738	16,519

Revolving line of credit	43,500	43,000	39,000
Bonds payable	4,208	4,210	4,211
Liability for pension benefits	485	—	771
Other liabilities	795	21	—
Noncurrent income taxes payable	8,452	—	—
Deferred income taxes	22,658	29,507	28,173

Total liabilities	96,803	94,476	88,674

Stockholders’ equity:
Common stock	1,667	1,637	1,635
Class A common stock	1,957	1,992	1,977
Additional paid-in capital	99,724	100,111	99,412
Accumulated deficit	(22,483)	(22,723)	(28,071)
Accumulated other comprehensive loss	(761)	(635)	(693)

Total stockholders’ equity	80,104	80,382	74,260

Total liabilities and stockholders’ equity	$176,907	$174,858	$162,934

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating activities:
Net earnings (loss)	$7,220	$(30,539)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities of continuing operations:
Depreciation and amortization	4,710	7,172
Amortization of credit facility fees	147	141
Stock-based compensation	370	314
Deferred income taxes	2,517	(18,817)
Impairment charges	—	64,618
Changes in assets and liabilities:
Accounts receivable	(7,714)	(8,920)
Inventories	28	(69)
Prepaid expenses and other	42	78
Accounts payable	1,151	2,222
Accrued liabilities	2,306	799
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	26	17
Income taxes payable/receivable	2,776	1,796
Deferred revenue	(5,369)	(4,619)
Other liabilities	993	(21)

Net cash provided by operating activities of continuing operations	9,203	14,172

Net cash used in operating activities of discontinued operation	—	(41)

Investing activities:
Capital expenditures	(10,012)	(2,970)
Restricted cash	(384)	(1,015)

Net cash used in investing activities	(10,396)	(3,985)

Financing activities:
Borrowings from revolving line of credit	33,300	29,600
Repayments of revolving line of credit	(28,800)	(35,700)
Repayments of bonds payable	(698)	(873)
Dividends paid	(1,632)	(1,637)
Repurchase of common stock	(54)	(1,141)
Credit facility fees	(159)	(161)
Excess tax benefit on stock awards	8	16
Other	—	(10)

Net cash provided by (used in) financing activities	1,965	(9,906)

Net increase in cash and cash equivalents	772	240
Cash and cash equivalents, beginning of period	298	953

Cash and cash equivalents, end of period	$1,070	$1,193